EXHIBIT 99.1

            Daniel Green Announces Sale of Slipper Brands Completed

OLD TOWN, Maine, Dec. 28 /PRNewswire/ -- The Daniel Green Company (Nasdaq:  DAGR
- news) announced today that it completed the sale to Elan-Polo, Inc. of its Daniel Green and L.B. Evans slipper brands and related assets. Elan-Polo is a St. Louis, Missouri, based private footwear company.

The sale closed pursuant to the terms of an asset purchase agreement dated as of November 29, 2001 and amended as of December 28, 2001. In connection with this transaction, Daniel Green expects to record a gain in the fourth quarter of 2001 related to the sale.

The transaction allows Daniel Green Company to strategically exit the slipper business, and intensify its focus and resources into its successful and profitable SoftWalk and Trotters footwear brands. These brands experienced revenue growth well in excess of 25% for the 2001 year.

Chairman and CEO, Mr. James Riedman, commented, "This divestiture allows us to accomplish two very important strategic goals. Through sale proceeds and lessened working capital requirements, this transaction will allow us to pay-down the majority of our existing debt, while not adversely affecting our future earnings. In addition, we be able to focus our efforts on aggressively supporting our SoftWalk and Trotters lines."

The asset purchase agreement requires Daniel Green to seek shareholder approval of a new corporate name. A new name is under consideration and review, and will be presented to shareholders for approval once the review process has been completed.

This announcement follows Daniel Green's November 8th Third Quarter Earnings Release. Net sales for the quarter ended September 30, 2001 increased 15% to $12.9 million compared to $11.2 million for the same period in the prior year. Net income for the quarter ended September 30, 2001 equaled $0.49 per fully diluted share, compared with $0.27 per diluted share for the same period last year.

Daniel Green Company designs, develops and markets casual and dress footwear and slippers for men and women. The Company's brands include Trotters and SoftWalk.

For Further Information Contact: Mr. Robert Pereira, Chief Financial Officer of Daniel Green Company, (207) 827-4431, ext. 104.

Safe Harbor Statements Under the Private Securities Litigation Reform Act of 1995: The statements contained in this press release which are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including


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statements  regarding  sales  trends of the  Company's  footwear  brands and the
transaction  with  Elan-Polo.   Investors  are  cautioned  that  forward-looking
statements are inherently uncertain, and there can be no assurance that the sales growth trend for the Company's SoftWalk and Trotters brands will continue. Actual results and timing of the events may differ materially from the future results, timing, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include risks of changing consumer preference, inability to successfully design, develop or market its brands, competition from other footwear manufacturers, loss of key employees, general economic conditions and adverse factors impacting the footwear industry, and the inability of the Company to source its products due
to  political  or  economic   factors  or  the   imposition  of  trade  or  duty
restrictions. The Company assumes no duty to update information contained in this press release at any time.


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